EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-212194,  333-184623, 333-121194, as amended by Post-Effective Amendment No.1 filed on April 26, 2007 and as further amended by Post-Effective Amendment No. 2 filed on June 7, 2012, 333-166539, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012, 333-142384, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012, and 333-69197, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012 on Form S-8 of our report relating to the consolidated financial statements of Matson, Inc. and subsidiaries and the effectiveness of Matson, Inc. and subsidiaries’ internal control over financial reporting dated February 24, 2017, appearing in the Annual Report on Form 10-K of Matson, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii
February 24, 2017